EXHIBIT 99.1

NewMarket Corporation Reports First Quarter 2026 Results

•Net Income of $118 million and Earnings per Share of $12.62
•Segment Operating Profit of $147 million
•Stock repurchases of $126 million

Richmond, VA, April 22, 2026 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2026.

Net income for the first quarter of 2026 was $118.1 million, or $12.62 per share, compared to net income of $125.9 million, or $13.26 per share, for the first quarter of 2025.

Petroleum additives sales for the first quarter of 2026 were $609.8 million, compared to $645.6 million for the same period in 2025. Petroleum additives operating profit for the first quarter of 2026 was $135.0 million, compared to $142.1 million for the first quarter of 2025. The decrease in petroleum additives operating profit was primarily driven by a 7% decline in shipments between quarterly periods due to softness in the market and our strategic decision to examine and reduce low-margin business. The decline in shipments was mainly driven by lower lubricant additives shipments partially offset by an increase in fuel additives shipments. Despite the lower shipments, our operating profit margin for the first quarter of 2026 remained strong as a result of our continued focus on operational efficiency.

Specialty materials sales were $58.1 million for the first quarter of 2026, compared to $53.7 million for the first quarter of 2025. The increase in specialty materials sales is driven by the inclusion of the Calca Solutions, LLC (Calca) business that was acquired on October 1, 2025, partially offset by a shift in product shipment mix at American Pacific Corporation (AMPAC). Specialty materials operating profit was $12.4 million for the first quarter of 2026, compared to operating profit of $23.2 million for the first quarter of 2025. The decrease in specialty materials operating profit was primarily driven by a shift in quarterly product shipment mix at AMPAC. As previously stated, we expect variation in quarterly results for the specialty materials segment on an ongoing basis due to the nature of its business.

Our operations generated solid cash flows during the first quarter of 2026. We paid dividends of $28.0 million, repurchased over 200 thousand shares of common stock for $125.6 million, and funded capital expenditures of $24.4 million. The cash flows generated by operations enable us to continue to provide value to our shareholders through reinvestment in our businesses for growth and efficiency, acquisitions, share repurchases, and dividends.

We continue to monitor the impact of the conflict in the Middle East, the uncertain macroeconomic environment, and the changes in international trade relations and tariffs. Within petroleum additives, our team has acted rapidly to adjust prices to compensate for the expected escalation of costs for raw materials, utilities and logistics. We have also rebalanced our global production to assist in mitigating regional disruption for our customers, as the environment is dynamically evolving. We believe that these actions, together with positive shipment trends observed at the end of the first quarter of 2026, position us well to continue delivering solid results.

We are pleased with the performance of both our petroleum additives and specialty materials segments during the first quarter of 2026 and we anticipate continued solid results. We will continue to invest in technology to serve our customers, focus on cost control and margin management, and advance our initiatives to build a global manufacturing network that will enable more efficient product delivery to our customers in the years ahead. We are also excited about expanding production in the specialty materials segment to provide more capacity and a stronger supply chain for our customers, and we expect to see that capacity come online towards the end of 2026.

Our dedicated team makes decisions to promote long-term value for our shareholders and customers, and remains focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions. The specialty materials segment operates primarily in North America.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, net, income taxes, depreciation (on property, plant, and equipment) and amortization (on intangible assets and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and webcast is scheduled for 3:00 p.m. ET on Thursday, April 23, 2026, to review first quarter 2026 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call or using the participant access code 293886. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until Thursday, May 7, 2026 at 3:00 p.m. ET by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode is 53812. The call will also be broadcast via the internet and can be accessed through the Company's website at www.NewMarket.com or https://www.webcaster5.com/Webcast/Page/2001/53812. A webcast replay will be available for 30 days.

NewMarket Corporation is a holding company operating through its subsidiaries, Afton Chemical Corporation (Afton), Ethyl Corporation (Ethyl), American Pacific Corporation (AMPAC), and Calca Solutions, LLC (Calca). The Afton and Ethyl companies develop, manufacture, blend, and deliver chemical additives that enhance the performance of petroleum products. AMPAC is a manufacturer of specialty materials primarily used in solid rocket motors for the aerospace and defense industries. Calca is the nation’s leading producer of Ultra Pure and high-purity hydrazine – essential, mission-critical propellants that enable advanced aerospace and defense applications. The NewMarket family of companies has a long-term commitment to its people, to safety, to providing innovative solutions for its customers, and to making the world a better place.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industries; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers; termination or changes to contracts with contractors and subcontractors of the U.S. government or directly with the U.S. government; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics; risks related to operating outside of the United States, including tariffs and trade policy; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from acquisitions, or our inability to successfully integrate acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025, which is available to shareholders at www.newmarket.com.

Any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Timothy K. Fitzgerald
Investor Relations
Phone:	804.788.5555
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2026	2025
Net sales:
Petroleum additives	$609,818	$645,554
Specialty materials	58,141	53,721
All other	1,758	1,671
Total	$669,717	$700,946
Segment operating profit:
Petroleum additives	$134,999	$142,107
Specialty materials	12,422	23,187
Segment operating profit	147,421	165,294
All other	(1,110)	(481)
Corporate unallocated expense	(3,053)	(4,886)
Interest and financing expenses	(8,771)	(10,700)
Other income (expense), net	17,167	14,886
Income before income tax expense	$151,654	$164,113
Net income	$118,067	$125,949
Earnings per share - basic and diluted	$12.62	$13.26

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2026	2025
Net sales	$669,717	$700,946
Cost of goods sold	448,838	464,923
Gross profit	220,879	236,023
Selling, general, and administrative expenses	46,014	42,978
Research, development, and testing expenses	31,636	33,176
Operating profit	143,229	159,869
Interest and financing expenses, net	8,771	10,700
Other income (expense), net	17,196	14,944
Income before income tax expense	151,654	164,113
Income tax expense	33,587	38,164
Net income	$118,067	$125,949
Earnings per share - basic and diluted	$12.62	$13.26
Cash dividends declared per share	$3.00	$2.75

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$73,158	$77,598
Trade and other accounts receivable, less allowance for credit losses	438,438	422,084
Inventories	494,957	502,257
Prepaid expenses and other current assets	58,217	57,773
Total current assets	1,064,770	1,059,712
Property, plant, and equipment, net	780,618	775,480
Intangibles (net of amortization) and goodwill	932,415	941,156
Prepaid pension cost	594,107	586,053
Operating lease right-of-use assets, net	80,480	78,267
Deferred charges and other assets	51,918	51,797
Total assets	$3,504,308	$3,492,465
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$258,710	$238,384
Accrued expenses	94,821	109,774
Dividends payable	24,679	23,805
Income taxes payable	18,426	17,190
Operating lease liabilities	16,141	16,205
Other current liabilities	4,478	13,921
Total current liabilities	417,255	419,279
Long-term debt	939,612	883,391
Operating lease liabilities - noncurrent	64,054	62,045
Other noncurrent liabilities	350,837	349,507
Total liabilities	1,771,758	1,714,222
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,198,019 at March 31, 2026 and 9,397,364 at December 31, 2025)	0	2,386
Accumulated other comprehensive income	98,491	106,823
Retained earnings	1,634,059	1,669,034
Total shareholders' equity	1,732,550	1,778,243
Total liabilities and shareholders' equity	$3,504,308	$3,492,465

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Three Months Ended March 31,
	2026	2025
Net income	$118,067	$125,949
Depreciation and amortization	31,662	28,778
Cash pension and postretirement contributions	(2,489)	(2,374)
Working capital changes	(19,610)	(26,590)
Deferred income tax expense (benefit)	4,917	505
Capital expenditures	(24,357)	(13,016)
Proceeds from previous acquisition	1,131	0
Net borrowings under revolving credit facility	106,000	69,000
Principal payment on 3.78% senior note	(50,000)	(50,000)
Dividends paid	(27,962)	(26,057)
Repurchases of common stock	(125,566)	(57,064)
All other	(16,233)	(8,354)
(Decrease) increase in cash and cash equivalents	$(4,440)	$40,777

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

	Three Months Ended March 31,
	2026	2025
Net Income	$118,067	$125,949
Add:
Interest and financing expenses, net	8,771	10,700
Income tax expense	33,587	38,164
Depreciation and amortization	31,330	28,394
EBITDA	$191,755	$203,207

Net Debt and Net Debt to EBITDA
	March 31, 2026	December 31, 2025
Long-term debt	$939,612	$883,391
Less: Cash and cash equivalents	73,158	77,598
Net Debt	$866,454	$805,793

	Rolling Four Quarters Ended
	March 31, 2026	December 31, 2025
Net Income	410,865	$418,747
Add:
Interest and financing expenses, net	37,764	39,693
Income tax expense	137,238	141,815
Depreciation and amortization	123,806	120,870
EBITDA-Rolling Four Quarters	$709,673	$721,125

Net Debt to EBITDA	1.2	1.1